Master Tax-Exempt Trust
File Number: 811-21301
CIK Number: 1186243
For the Period Ending: 03/31/2003

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch, Pierce, Fenner & Smith Inc., for the twelve months ended March 31, 2003.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date
2/11/03	15,000	Cal Hsg Fin Agy Rev/Dly	1.04	2/1/26
2/14/03	16,105	Cal Hsg Fin Agy Rev/Dly	1.11	2/1/26
3/3/03	10,500	Cal Hsg Fin Agy Rev/Dly	1.05	2/1/26
10/3/02	20,000	Los Angeles Ca Uni Sch	1.80	12/1/17
12/27/02	15,000	Los Angeles Ca Uni Sch	1.72	12/1/17
9/24/02	14,500	Chicago Illinois	1.57	11/19/02
1/16/03	12,500	Chicago Illinois	1.35	2/11/03
2/11/03	12,500	Chicago Illinois	1.40	3/3/03
3/3/03	12,520	Chicago Illinois	1.25	4/9/03
3/6/03	15,000	Illinois Health Fac Auth	1.10	4/2/03
11/5/02	29,000	Metro Washington DC	1.80	12/9/02
3/5/03	34,935	Wisconsin St GO ECMP	1.10	3/31/03
4/2/02	17,295	Louisiana PFA Christus	1.45	5/6/02